Exhibit 99.1

Sono-Tek Announces Fiscal Year 2013 Results

(May 20, 2013 - Milton, NY) Sono-Tek Corporation (OTCQB: SOTK) today announced sales of $9,500,000 for the fiscal year ended February 28, 2013, compared to sales of $12,053,000 for the previous fiscal year, a decrease of 21%. We also announced net income of $132,000 or $.01 per share, versus $1,432,000 or $.10 per share for the previous year. For the year ended February 28, 2013, we experienced an increase in sales of our servo units, but this was offset by a contraction of government funded advanced energy programs that had the greatest impact on sales to the solar energy development and fabrication market. Nonetheless, we continued a development program targeted at the next generation of lower cost solar energy wafers, as we feel this market will return after the current consolidation is over. We also experienced a decrease in sales of our WideTrack units to manufacturers of float glass, who put their investments on hold due to the uncertain business climate related to government spending, deficits, and taxation. We have already seen a rapid increase in the glass line segment in this new fiscal year, perhaps due to deferred demand.

Dr. Christopher L. Coccio, Chairman and CEO stated, “We are pleased that we have been able to absorb this contraction in our revenues and still achieve a positive bottom line this year, coupled with an increase in our cash and marketable securities. It demonstrates our focus on maintaining profitable operations during global economic downturns, while the previous three fiscal years demonstrate our ability to grow at a pace greater than 20% per year, when global economic conditions permitted. As we look ahead to the first quarter results of the current fiscal year, we expect to show double digit growth compared to the revenues for our fourth quarter of FY2013, and we are targeting double digit growth in revenues for FY2014 versus FY2013. We believe this renewed growth is a result of our continued development of ultrasonic system hardware coupled with increasing customer application knowledge of our ultrasonic systems.”

“We have continued to make strides in our product development. In particular, we have created an advanced platform for the medical device industry. Our advanced platform, a balloon and catheter coater, will allow us to extend beyond our current success in the stent coating market to a new medical device coating segment. We have also successfully completed food coating trials. The completion of these trials has resulted in a significant order for our ultrasonic equipment that can apply antimicrobial coatings, on sliced meat products. The order for this equipment was received in this current quarter.”

“We have created a business that has multiple industrial applications and diverse geographical markets, and this has served us well in the past and promises to continue to do so in the future.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device platform; continued penetration into the food coating market and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

	Quarter Ended		Fiscal Year Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012

Net Sales	$2,109,138	$2,969,092	$9,542,353	$12,052,893

Gross Profit	$935,557	$1,548,559	$4,532,261	$6,166,226

Operating Income	$12,706	$304,414	$150,609	$1,261,339

Net Income	$36,150	$560,370	$132,251	$1,432,293

Basic Earnings Per Share	$0.00	$0.04	$0.01	$0.10

Diluted Earnings Per Share	$0.00	$0.04	$0.01	$0.09

Weighted Average Shares - Basic	14,503,010	14,446,428	14,484,200	14,442,908

Weighted Average Shares - Diluted	14,503,010	15,410,665	14,484,200	15,407,144